Exhibit 3.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

VERIFONE NC CORP.,

a Delaware corporation

WITH AND INTO

VERIFONE HOLDINGS, INC.,

a Delaware corporation

(Pursuant to Section 253 of the General Corporation Law of Delaware)

VeriFone Holdings, Inc. (the "Corporation"), a corporation incorporated on the 13th day of June, 2002, pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. That the Corporation is organized and existing under the General Corporation Law of the State of Delaware.

2. That the Corporation owns 100% of the outstanding capital stock of VeriFone NC Corp., a Delaware corporation ("Sub") incorporated on the 30th day of April, 2010, pursuant to the provisions of the General Corporation Law of the State of Delaware.

3. That the Corporation determined to merge Sub into itself (the "Merger") by resolution of its board of directors attached hereto as Exhibit A, duly adopted on the 17th day of March, 2010.

4. Pursuant to Section 253(b) of the General Corporation Law of Delaware the name of the corporation surviving the merger shall be VeriFone Systems, Inc. and Article One of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read as follows:

"The name of this corporation is VeriFone Systems, Inc."

5. The Merger shall become effective upon filing with the Delaware Secretary of State.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer on this 18th day of May 2010.

VERIFONE HOLDINGS, INC.

By: /s/ Albert Liu

Name: Albert Liu

Title: Secretary

EXHIBIT A

Resolutions of the Board of Directors of VeriFone Holdings, Inc.,

a Delaware Corporation (the "Corporation")

Merger with VeriFone NC Corp.

WHEREAS: The Corporation owns 100% of the outstanding capital stock of VeriFone NC Corp, a corporation organized and existing under the laws of the State of Delaware ("Merger Sub").

WHEREAS: The Board desires that Merger Sub merge with and into the Corporation and that the Corporation possess itself of all the estate, property, rights, privileges and franchises of Merger Sub.

NOW, THEREFORE, BE IT RESOLVED: That the Board hereby authorizes the merger of Merger Sub with and into the Corporation, with the Corporation continuing as the surviving corporation (the "Merger").

RESOLVED FURTHER: That upon the effective date of the Merger, the name of the Corporation shall be changed from "VeriFone Holdings, Inc." to "VeriFone Systems, Inc." pursuant to Section 253(b) of the Delaware General Corporation Law.

RESOLVED FURTHER: That upon the effective date of the Merger, the Corporation shall assume any and all assets, obligations and liabilities of Merger Sub pursuant to Section 253 of the Delaware General Corporation Law.

RESOLVED FURTHER: That each outstanding share of capital stock of Merger Sub will be canceled and extinguished upon the effectiveness of the Merger, and no consideration shall be issued in exchange therefor.

RESOLVED FURTHER: That the officers of the Corporation be and hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolution to merge Merger Sub with and into the Corporation and assume Merger Sub's assets, liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of the State of Delaware.

RESOLVED FURTHER: That the Merger of Merger Sub with and into the Corporation shall become effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware as provided for therein.

RESOLVED FURTHER: That the Certificate of Ownership and Merger in the form attached hereto as Annex A be and hereby is approved and adopted in all respects.

RESOLVED FURTHER: That upon the effective time of the Merger, the Amended and Restated Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") in effect immediately prior to the effectiveness of the Merger shall continue to be the Certificate of Incorporation of the Corporation; provided, however, that the amendment to Article One of said Certificate of Incorporation as is effected by the merger is as follows: "The name of this corporation is VeriFone Systems, Inc.".

RESOLVED FURTHER: That upon the effective time of the Merger, the directors and officers of the Corporation, as constituted immediately prior to the effectiveness of the Merger, shall continue to be the directors and officers of the Corporation.

RESOLVED FURTHER: That each stock certificate evidencing the ownership of each share of Common Stock of the Corporation issued and outstanding immediately prior to the effective time of the merger shall continue to evidence ownership of the shares of the Corporation.

RESOLVED FURTHER: That each stock certificate evidencing the ownership of Common Stock of Corporation issued anytime after the effective time of the merger shall be in the form of the stock certificate attached hereto as Annex B or as otherwise approved by the Appropriate Officers of the Corporation.

RESOLVED FURTHER: That the Board hereby authorizes, directs and empowers the Chief Executive Officer, the Executive Vice Presidents, Senior Vice Presidents and Vice Presidents of the Corporation (the "Appropriate Officers"), and each of them, for and on behalf of the Corporation, to take any and all such actions, and prepare, execute and deliver any and all such documents, including filing of the Certificate of Ownership and Merger, as may be necessary or advisable to carry out the foregoing resolutions, and hereby ratifies and confirms any and all actions taken heretofore to accomplish such purposes.